Exhibit 99.1
Natural Resource Partners L.P.
Closes Final Phase of
Illinois Basin Acquisition
HOUSTON, August 15, 2006 — Natural Resource Partners L.P. (NYSE:NRP) and (NYSE:NSP) today announced that it has closed the final of three separate transactions to acquire coal reserves in the Illinois Basin. The final transaction for $35 million was funded through the partnership’s credit facility. The reserves were purchased from Williamson Development Company, LLC, formerly known as Steelhead Development Company, LLC, and are leased to Williamson Energy LLC. Both Williamson Development and Williamson Energy are affiliates of Cline Resource and Development Company.
Through the three separate transactions NRP has acquired interests in a total of 144 million tons, approximately 60% of which are owned in fee. The first production is anticipated to occur later this year during longwall development and NRP expects the acquisition to be accretive on a calendar year basis beginning in 2007 when longwall production commences.
“We entered into these transactions with the Cline Group over a year ago, before the mine was even permitted, and they have lived up to their reputation as excellent developers of high productivity coal mines,” said Nick Carter, President and Chief Operating Officer. “We look forward to a long relationship with Williamson Energy as it brings this mine to its full potential sometime in 2007. When fully operational, we expect this mine to produce approximately 7 million tons per year, with royalty income in the $16-$18 million range, primarily from NRP reserves.”
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. The common units are traded on the New York Stock Exchange (NYSE) under the symbol NRP and the subordinated units are traded on the NYSE under the symbol NSP.

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For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the estimated coal reserves, estimated coal reserves associated with the overriding royalty interest, the anticipated start of coal production, estimated coal production, estimated coal royalty revenues, as well as the accretive nature of the transaction. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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